SORL Auto Parts Reports 34.6% Increase in Revenue and 34.0% Increase in Net Income for the 2011 First Quarter

ZHEJIANG, China, May 16, 2011  -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Financial Highlights

•	Revenues rose 34.6% year-over-year;
•	OEM sales rose 39.7% year-over-year;
•	Gross margin was 28.1% in the first quarter of 2011;
•	Net income rose 34.0% year-over-year;
•	EPS $0.25 versus $0.19 in the first quarter of 2010.

Mr. Xiaoping Zhang, SORL Auto Parts' Chief Executive Officer and Chairman, stated, “We are pleased to report continued strong growth from all segments of our business. While our OEM business achieved the largest sales gains, we are pleased to see more balance in aftermarket sales and exports as our production capacity has been expanded to meet market demand. We continue to build relationships with existing OEM customers and penetrate new markets.”

Financial Performance

For the first quarter of 2011, net sales were $52.0 million, a 34.6% increase compared to $38.6 million for the first quarter of 2010. Revenues from the Company’s domestic OEM customers were $32.0 million, a 39.7% increase over the first quarter of 2010. Revenues from China's domestic aftermarket were $8.6 million, a 32.3% increase over the previous year’s first quarter. Revenues from international markets were $11.4 million, a 23.9% increase from the same period in 2010. The sales increases were primarily due to continued growth in China’s auto market, a greater number of vehicles in operation in China requiring more replacement parts, and an improved foreign customer base. Further, OEM customers increasingly purchased the Company’s integrated systems and modular supplies of air brake systems instead of single products, which also consolidated our strategic partnerships with these OEMs.  We increasingly focused on the light-duty, bus and agricultural vehicle markets in 2011.

First quarter gross profit increased 25.6% to $14.6 million from $11.6 million a year ago. Gross margin was 28.1%, slightly less than the 30.1% in the same period a year ago. The gross margin decrease was primarily the result of higher material and labor expenses, and the impact of appreciation in the value of Chinese currency against other currencies. The Company believes production efficiencies and greater sales of higher-profit, new products will help maintain its gross profit margin.

Operating expenses increased 20% to $8.5 million in the first quarter of 2011 from $7.0 million in the first quarter of 2010. As a percentage of revenue, operating expenses decreased to 16.3% in the first quarter 2011 from 18.2% in the first quarter of 2010 mainly as greater expenses were partially offset by higher sales.

Selling and distribution expenses were $3.1 million, or 5.9% of quarterly revenue compared with $2.4 million, and 6.2% in the same quarter of 2010. General and administrative (G&A) expenses in the first quarter of 2011 were $2.9 million, or 5.5% of revenue compared with $3.0 million, or 7.8% in the previous year’s first quarter. Research and development (R&D) expenses were almost $2.0 million, or 3.8% of revenue in the 2011 first quarter compared with $1.5 million, or 3.9% in the first quarter a year ago.

Operating income increased 33.7% to $6.1 million for the first quarter 2011 from $4.6 million for the same quarter last year.

Net income attributable to stockholders for the first quarter of 2011 increased 34.0% to $4.9 million, or $0.25 per basic and diluted share, from $3.6 million, or $0.19 million per basic and diluted share, in the first quarter of 2010.

As of March 31, 2011, the Company had cash and cash equivalents of $12.2 million as compared to $6.7 million on December 31, 2010. Bank acceptance note to vendors were $7.1 million compared with $1.0 million at December 31, 2010. Total equity increased to $154.7 million at the end of March 2011 compared with $147.8 million at December 31, 2010. Net cash flow from operating activities was $8.3 million compared with $1.2 million for the first quarter of 2010.

Recent Developments

SORL Auto Parts, Inc. announced that its operating subsidiary, Ruili Group Ruian Auto Parts Co., Ltd. (Ruili), was awarded a "core supplier" designation from the China FAW Group Corporation (FAW Group). SORL was one of only 26 suppliers to be recognized as an FAW Group "core supplier."  We believe that this will create an opportunity for us to increase our sales to FAW Group. FAW Group is one of SORL’s top three current customers, and we believe that we can increase sales to FAW Group by 10% to 15% in 2011. FAW Group is one of the largest auto producers in China. .

Business Outlook

For the second quarter of fiscal year 2011, management is expecting net sales to be approximately $65 million and net income to be approximately $6.1million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Monday, May 16, 2011 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2011 first quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, or +1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on June 6, 2011, or 11:59 a.m. Beijing Time on June 7, 2011. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Account “286” and Conference ID “372506” to access the replay.

About SORL Auto Parts, Inc.

As a leading manufacturer and distributor of automotive brake systems and other key safety related auto parts in China, management believes that SORL Auto Parts, Inc. ranks No. 1 for market share in China in the segment for brake systems for commercial vehicles, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake system and others. The Company has four authorized international sales centers in Australia, UAE, India, and the United States. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward- looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Ben Chen
Director of Investor Relations
+86 577 6581 7721
Email: ben@sorl.com.cn

Kevin Theiss
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@grayling.com

- Tables follow -

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2011 and December 31, 2010

		March 31, 2011		December 31, 2010
		(Unaudited)		(Audited)
Assets
Current Assets
Cash and Cash Equivalents	US$	12,189,960	US$	6,691,078
Accounts Receivable, Net of Provision		64,413,585		54,168,856
Notes Receivable		12,267,520		27,318,361
Inventory		37,421,450		31,960,053
Prepayments		10,012,821		7,632,674
Other current assets, including $73,479 and $52,743 from related parties at March 31, 2011 and December 31, 2010, respectively.		3,992,146		3,497,659
Total Current Assets		140,297,482		131,268,681
Fixed Assets
Property, Plant and Equipment		70,368,340		67,926,160
Less: Accumulated Depreciation		(24,855,526)		(23,032,159)
Property, Plant and Equipment, Net		45,512,814		44,894,001
Leasehold Improvements in Progress		412,121		424,881

Land Use Rights, Net		14,357,142		14,298,522

Other Assets
Intangible Assets		168,194		166,510
Less: Accumulated Amortization		(76,585)		(71,868)
Intangible Assets, Net		91,609		94,642
Deferred tax assets		366,686		398,034

Total Other Assets		458,295		492,676
Total Assets	US$	201,037,854	US$	191,378,761

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $1,196,760 and $3,151,493 due to related parties at March 31, 2011 and December 31, 2010, respectively.	US$	8,625,752	US$	10,672,514
Bank acceptance note to vendors		7,077,054		966,373
Deposit Received from Customers		5,254,318		7,484,839
Short term bank loans		15,978,270		15,770,448
Income tax payable		1,194,705		1,174,976
Accrued Expenses		7,434,305		6,777,830
Other Current Liabilities, including $117,950 and $200,762 due to related parties at March 31, 2011 and December 31, 2010, respectively.		597,508		559,575
Total Current Liabilities		46,161,912		43,406,555

Non-Current Liabilities

Deferred tax liabilities		187,083		171,981
Total Liabilities	US$	46,348,995	US$	43,578,536

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of March 31, 2011 and December 31, 2010	US$	-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized, 19,304,921 and 19,304,921 issued and outstanding as of March 31, 2011 and December 31, 2010		38,609		38,609
Additional Paid In Capital		42,199,014		42,199,014
Reserves		7,134,049		6,641,547
Accumulated other comprehensive income		16,112,365		14,731,607
Retained Earnings		74,034,107		69,672,286
Total SORL Auto Parts, Inc. stockholders' equity		139,518,144		133,283,063
Noncontrolling Interest In Subsidiaries		15,170,715		14,517,162
Total Equity		154,688,859		147,800,225
Total Liabilities and Stockholders' Equity	US$	201,037,854	US$	191,378,761

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income
For The First Quarter Ended on March 31, 2011 and 2010

		Three Months Ended March 31,
		2011	2010

Sales	US$	51,992,965	38,631,601
Include: sales to related parties		904,947	249,156
Cost of Sales		37,403,946	27,016,524

Gross Profit		14,589,019	11,615,077

Expenses:
Selling and Distribution Expenses		3,069,228	2,413,547
General and Administrative Expenses		2,866,448	3,000,139
Research and development expenses		1,978,901	1,525,797
Financial Expenses		567,352	108,267

Total Expenses		8,481,929	7,047,750

Operating Income		6,107,090	4,567,327

Other Income		205,248	108,545
Non-Operating Expenses		(8,137)	(12,659)

Income Before Provision for Income Taxes		6,304,201	4,663,213

Provision for Income Taxes		949,743	695,775

Net Income		5,354,458	3,967,438

Other Comprehensive Income - Foreign Currency Translation Adjustment	US$	1,534,176	39,970

Total Comprehensive Income		6,888,634	4,007,408

Less:
Net income attributable to Noncontrolling Interest In Subsidiaries		500,135	345,585

Other Comprehensive Income Attributable to Non-controlling Interest's Share		153,418	4,269

Total Comprehensive Income Attributable to Non-controlling Interest's Share		653,553	349,854

Net Income Attributable to Stockholders		4,854,323	3,621,853

Other Comprehensive Income Attributable to Stockholders		1,380,758	35,701

Total Comprehensive Income Attributable to Stockholders		6,235,081	3,657,554

Weighted average common share - Basic		19,304,921	18,871,588

Weighted average common share - Diluted		19,304,921	18,871,588

EPS - Basic		0.25	0.19

EPS - Diluted		0.25	0.19

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The First Quarter Ended on March 31, 2011 and 2010

		Three Months Ended March 31,
		2011	2010

Cash Flows from Operating Activities
Net Income	US$	4,854,323	3,621,853
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Noncontrolling Interest In Subsidiaries		500,135	345,585
Bad Debt Expense		-	157,199
Depreciation and Amortization		1,688,888	1,188,241
Stock-Based Compensation Expense		-	-
Loss on disposal of Fixed Assets		-	-
Changes in Assets and Liabilities:
Accounts Receivable		(9,744,191)	2,919,311
Notes Receivable		15,249,986	(3,329,084)
Other Current Assets		(540,196)	(28,417)
Inventory		(5,112,991)	(2,843,151)
Prepayments		(399,564)	942,716
Deferred tax assets		35,194	(100,421)
Accounts Payable and Bank acceptance note to vendors		3,274,639	(1,972,587)
Income Tax Payable		7,808	(336,074)
Deposits Received from Customers		(2,294,562)	1,104,956
Other Current Liabilities and Accrued Expenses		812,543	(488,406)
Deferred tax liabilities		13,296	12,833
Net Cash Flows from Operating Activities		8,345,308	1,194,554

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(2,987,014)	(3,270,650)
Leasehold Improvements in Progress
Sales proceeds of disposal of fixed assets		-	-
Investment in Intangible Assets		-	-

Net Cash Flows from Investing Activities		(2,987,014)	(3,270,650)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		48,104	-
Proceeds from Share Issuance		-	9,399,978
Capital contributed by Minority S/H		-	1,038,900

Net Cash flows from Financing Activities		48,104	10,438,878

Effects on changes in foreign exchange rate		92,484	2,751

Net Change in Cash and Cash Equivalents		5,498,882	8,365,533

Cash and Cash Equivalents- Beginning of the year		6,691,078	10,255,259

Cash and cash Equivalents - End of the period	US$	12,189,960	18,620,792

Supplemental Cash Flow Disclosures:
Interest Paid		551,121	-
Tax Paid		893,444	1,028,418